EXHIBIT 99.1

                    LETTER TO NBT BANCORP INC. STOCKHOLDERS


                           [NBT Bancorp name and logo]


November 8, 2000

Dear Stockholder:

As you know, NBT Bancorp has been involved in several merger initiatives in 2000. LA Bank and Pioneer American Bank, both headquartered in Northeastern Pennsylvania, joined our company in February and July, respectively. Our plans to bring these institutions together to form the largest locally-managed community bank in Northeastern Pennsylvania are well underway and will come to fruition when they are merged to create Pennstar Bank, N.A. This new community bank will boast 41 full-service locations and over 70 ATMs and will offer our customers a wide array of banking and financial services including trust and investments.

NBT made its first non-bank acquisition this year in May when it acquired M. Griffith, Inc. Founded in 1947, M. Griffith, Inc. is a full-service broker-dealer and a Registered Investment Advisor based in Utica, New York. The firm offers investment, financial advisory and asset-management services, primarily in New York's Mohawk Valley region.

In April 2000,  we entered into an  agreement  to merge with BSB  Bancorp,  Inc.
(BSB). Comparable products and contiguous markets made this an attractive strategic opportunity. As BSB and we continued our merger preparations and integration planning in the ensuing months, issues arose which resulted in BSB's and our mutual decision to terminate our merger agreement contemporaneously with BSB's announcement that it expected to incur additional provisions for loan losses. Expenses related to this and previous merger activities will continue to be recognized during the fourth quarter of 2000 and the first quarter of 2001.

Our successful mergers have resulted in an increased number of outstanding shares. Your board and management are focusing on ways to eliminate further dilution due to the number of outstanding shares and on ways to increase the absolute price of our stock. To that end, we will not be declaring any stock dividends in 2000. This will have a positive effect on earnings per share, which, we believe, in turn could favorably impact our stock price. We plan to maintain our regular quarterly cash dividend at its current rate, subject to approval and declaration by the board of directors, and depending on the Company's financial condition and earnings, business conditions and other factors.

As many of you know, John D. Roberts, Executive Vice President and Chief Trust Officer of NBT Bank's Trust and Investment Division, will be retiring at year-end. John has been with NBT Bank for over 30 years. While his contributions to our day to day operations will be missed, we are pleased to announce that,

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upon his  retirement,  he will  continue to serve the Company as a member of NBT
Bank's Board of Directors. Vice President and Senior Trust Officer Timothy P. Handy has been promoted to Senior Vice President and will assume leadership of the Trust and Investment Division, reporting to Martin A. Dietrich, President and Chief Operating Officer of NBT Bank.

Joe C. Minor, President of NBT Financial Services, Inc., will also retire at year-end. During his eight years of service, Joe has been instrumental in the growth of the Company and has contributed significantly to our growth in earnings. The functions reporting to Joe will be assumed by Michael J. Chewens, Executive Vice President and Chief Financial Officer, Martin A. Dietrich and myself. On behalf of our entire organization, we wish John and Joe the best in their retirements.

We hope you find this update on the activities of the Company to be helpful. If you have comments or questions, you are encouraged to contact us at 607-337-6416. As always, we appreciate your support as we move forward with our endeavors.

Sincerely,


/s/ Daryl R. Forsythe


Daryl R. Forsythe
President and
Chief Executive Officer


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Forward-Looking  Statements

This letter to stockholders contains forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of NBT Bancorp Inc. and its subsidiaries and on the information available to management at the time that these statements were made. There are a number of factors, many of which are beyond NBT's control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which NBT is engaged; (6) costs or difficulties related to the integration of the businesses of NBT and its merger partners may be greater than expected; (7) other costs associated with anticipated or concluded mergers may be higher than expected; (8) expected cost savings associated with recent mergers and acquisitions may not be fully realized or realized within the expected time frames; (9) deposit attrition, customer loss, or revenue loss following recent mergers and acquisitions may be greater than expected; (10) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than NBT; and (11) adverse changes may occur in the securities markets or with respect to inflation. Forward-looking statements speak only as of the date they are made. NBT Bancorp does not undertake to update forward-looking statements to reflect subsequent circumstances or events.

                               ***END OF LETTER***